EXHIBIT 10.2

LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into effective as of August 24, 2012 (the “Effective Date”) by and between Boyd Research, Inc., a California corporation, and TMD Courses, Inc., a California corporation (collectively, “Licensor”) and Therapeutic Solutions International, Inc., a Nevada corporation (“TSOI”) (each a “Party” and collectively, the “Parties”).

The purpose of identifying two Parties as a single “Licensor” is that in the case of grants of licenses of intellectual property rights, each of the two Parties so grants (and makes all corresponding agreements) to the extent of its right, title and interest (if any) in and to such rights; it is understood that the entire right, title and interest in and to a particular intellectual property right may well belong to only one of such two Parties.  Unless Boyd Research, Inc. otherwise designates, all payments to be made by TSOI hereunder (e.g., Royalties) to “Licensor” shall be made to Boyd Research, Inc.

In connection with a related Master Dispute Resolution Agreement of even date herewith (“Master Agreement”), and further in connection with the termination (effectuated in Section 2.1 below) of the Exclusive License Agreement dated April 1, 2011, as amended on November 1, 2011, between Licensor and TSOI and of the Exclusive License Agreement dated October 22, 2010, as amended on July 8, 2011, between Licensor and TSOI’s predecessor Splint Decisions, Inc., and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1. DEFINITIONS

1.1

“Affiliate” means with respect to a Party, any other party directly or indirectly controlling, controlled by or under direct, indirect or common control with, such Party.  For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Party, whether through the ownership of voting securities, by agreement with respect to the voting of securities, by other agreement conferring control over management or policy decisions, by virtue of the power to control the composition of the board of directors or managers, or otherwise.  The terms “controlling” and “controlled” shall have correlative meanings.

1.2

“Core Patents” means  (i) U.S. Patent Number 5,513,656, titled “Intraoral semi-custom discluder device” and the inventions and specifications described and claimed therein; (ii) U.S. Patent Number 5,795,150, titled “Intraoral semi-custom discluder device and method” and the inventions and specifications described and claimed therein; (iii) U.S. Patent Number 6,666,212, titled “Intraoral discluder device and method for preventing migraine and tension headaches and temporomandibular disorders” and the inventions and specifications described and claimed therein; (iv) U.S. Patent Number Re 43,459, titled “Intraoral discluder device and method for preventing migraine and tension headaches and temporomandibular disorders” and the inventions and specifications described and claimed therein; and (v) all parents, continuations, continuations-in-part, divisions, extensions, re-examinations and reissues of all of the foregoing.

1.3

“Core Counterparts” means all foreign counterparts of the Core Patents, and all parents, continuations, continuations-in-part, divisions, extensions, re-examinations and reissues of such foreign counterparts.

1.4

“Cover” (including variations thereof such as “Covered,” “Coverage,” or “Covering”) means that the manufacture, use, importation or sale of the product to which such term is being applied would infringe a Valid Claim of an applicable patent in the absence of a grant of rights under such patent.  The determination of whether an item is Covered by a Valid Claim shall be made on a country-by-country basis.

1.5

“Escrow Agreement” shall have the meaning set forth in Section 4.2(c).

1.6

“Estimated Minimum Royalties” shall have the meaning set forth in the Escrow Agreement.

1.7

“Existing Products” means the intraoral device products marketed by TSOI as of the Effective Date of this Agreement, specifically: (i) standard NTI tension suppression system devices, (ii) standard NTI tension suppression system wide devices, (iii) NTI tension suppression system lower devices, (iv) NTI tension suppression system lower wide devices, (v) NTI tension suppression system upper devices and (vi) NTI tension suppression system auxiliary slider (aka opposing slider) devices.  “Existing Products” also includes, but only when the context is in reference to activities in the Foreign Channel of Trade, laboratory-produced products identified as NTI tss Plus or Clench Sleep Inhibitor devices.    Provided, that a product that would be within such definition of an Existing Product but only for the fact that it is made from a material other than Lexan 144R-112 or Clear 450® thermoplastic material shall also be considered to be an Existing Product, and a product that would be within such definition of an Existing Product but only for the fact that it is produced from a new mold which seeks, as near as may be, to replicate an Existing Product’s form shall also be considered to be an Existing Product.

1.8

“Field of Use” means commercialization of diagnostic and therapeutic intraoral devices and/or components thereof; provided that, within the United States, the Field of Use specifically excludes the sale of Keller Products and the sale of Licensed Products in the Keller Channel of Trade.

1.9

“Foreign Channel of Trade” means sale, directly or through distributors and or laboratories licensed or otherwise authorized by TSOI and which in any event are located outside the United States, of Existing Products to and toward licensed dental professionals and licensed medical professionals who are outside the United States; this excludes, for example, direct-to-consumer sales.  (However, for avoidance of doubt, the parties confirm that marketing to non-US consumers is allowed.)

1.10

“Foreign Laboratory Products” means products which would (but for the fact that they are neither manufactured within nor sold to customers within the United States) be within the definition of Keller Products.

1.11

“Keller Channel of Trade” means the manufacture and sale by dental laboratories of Keller Products to dentists, all in the United States.

1.12

“Keller Field of Use” means, within the dental field in the United States, commercialization of Keller Products to or toward licensed United States dental professionals.

1.13

“Keller Products” means those products within the definition set forth in Section 2.5 of the Restatement of Master License Agreement for NTI Plus Network effective April 1, 2008 between Keller Laboratories, Inc. and NTI-TSS, Inc., which in general consist of certain semi-custom intraoral discluder devices that are manufactured and sold by dental laboratories, in each case, on order pursuant to diagnosis, measurement and prescriptions issued by licensed dentists, and expressly limited to such products manufactured within and sold for use within the United States.

1.14

“Know-How” means (if any) all United States and worldwide know-how, trade secrets, inventions, data, processes, techniques, procedures, devices, methods, formulas, protocols and information, copyrights, works and rights of authorship, mask works and  mask work rights, moral rights, database rights, and all other intellectual and industrial property rights related thereto, all to the extent each of the following is true of them: (a) owned by or under the control of the Licensor as of the Effective Date and (b) actually provided to TSOI before the Effective Date of this Agreement, and (c)  which are not covered by the Licensed US Patent Rights or the Licensed Foreign Counterparts, but (d) which are necessary or useful for the manufacture, assembly, sale, installation, testing or repair of any Existing Product, and (e) which have not fallen, by virtue of deliberately being delivered by Licensor to third parties in the ordinary course of business without obligation of confidentiality, into the public domain.  For the avoidance of doubt, Know-How specifically excludes all patents or patent applications (other than the Licensed US Patent Rights or the Licensed Foreign Counterparts) owned or controlled by Licensor and any patentable subject matter therein.

1.15

“Licensed Foreign Counterparts” means the Core Counterparts and the ‘303 Counterparts.

1.16

“Licensed Marks” means only the word “NTI TSS” and the logo therefor pursuant to Licensor’s United States Trademark Registrations No. 2,761,739 and 2,761,740 respectively, and Licensor’s common law rights solely to the word “NTI TSS” for neuromuscular suppression device for the prevention of migraine pain and associated chronic tension-type headaches, bruxism, and temporomandibular joint syndrome.

1.17

“Licensed Products” means (a) for products sold in the US Channel of Trade, any products which are Existing Products or are made, used, sold or otherwise commercialized using any Know-How (but expressly excluding for avoidance of doubt, Keller Products) (b) for products sold in the Foreign Channel of Trade, any products which are Existing Products or are made, used, sold or otherwise commercialized using any Know-How, and (c) for products sold in the Foreign Channel of Trade, any products which are Foreign Laboratory Products or are made, used, sold or otherwise commercialized using any Know-How.

1.18

“Licensed US Patent Rights” means, collectively, the Core Patents and the ‘303 Patent.

1.19

“Net Sales” means the gross amount invoiced by TSOI and its Affiliates to direct (non-Affiliate) purchasers of Licensed Products or TSOI Merchandise, less:

(a)

Reasonable and customary trade, quantity and cash discounts allowed;

(b)

Rebates, chargebacks, retroactive price adjustments, and any other reasonable allowances which effectively reduce the net selling price (other than such which have already diminished the gross amount invoiced) (not to exceed, in the aggregate with the discounts in clause (a) above, five percent (5%) of the total gross amounts invoiced to all direct purchasers in any calendar year);

(c)

Licensed Product and TSOI Merchandise returns and allowances;

(d)

Shipping, handling, freight, postage, insurance and transportation charges, but all only to the extent included as a separate line item in the gross amount invoiced; and

(e)

Any tax imposed on the sale, delivery or use of the Licensed Product or TSOI Merchandise, including, without limitation, sales, use, excise or value added taxes and customs and duties, but all only to the extent included as a separate line item (e.g., “taxes”) in the gross amount invoiced.

Notwithstanding the foregoing, amounts invoiced by TSOI and its Affiliates for sales of Licensed Products and TSOI Merchandise among TSOI and its Affiliates for resale shall not be included in the computation of Net Sales.

1.20

“Royalties” or “Royalty” means those royalty payments due to Licensor by TSOI pursuant to Section 4.1 below.

1.21

“Sublicensable” means that sublicenses may be granted to the following persons and no others and to the following limited extent only and subject to the terms and limitations set forth in this Agreement:  (a) for the Foreign Channel of Trade, to laboratories to make, have made, use, import, offer for sale, sell and have sold Foreign Laboratory Products, under an agreement directly with TSOI, and (b) for the Foreign Channel of Trade, to distributors to use, import, offer for sale, sell and have sold Existing Products, under an agreement directly with TSOI, and (c) for the Foreign Channel of Trade, to entities which are Affiliates of TSOI and under agreement directly with TSOI, provided that such sublicense under this item (c) shall terminate no later than the date such entity ceases to be an Affiliate of TSOI.

1.22

“’303 Patent” means (i) U.S. Patent Application Number 13/029,303, titled “Method and apparatus for diagnosing temporomandibular disorders” and the inventions and specifications described and claimed therein; (ii) any issued U.S. letters patent arising therefrom; and (iii) any parents, continuations, continuations-in-part, divisions, extensions, re-examinations and reissues of all of the foregoing.

1.23

“’303 Counterparts” means all foreign counterparts of the ‘303 Patent, and all parents, continuations, continuations-in-part, divisions, extensions, re-examinations and reissues of such foreign counterparts

1.24

“TSOI Marks” means any proprietary marks used by TSOI to designate an Existing Product, other than a Licensed Mark.

1.25

“TSOI Merchandise” means collectively all units of products sold to customers in a bundle or in conjunction with any of the Licensed Products or units of products which are sold to customers specifically for use with the Licensed Products and/or which bear the Licensed Marks, as contemplated herein.  Without limitation, “TSOI Merchandise” includes glow boxes.

1.26

“United States” means the 50 states and the District of Columbia.

1.27

“US Channel of Trade” means sale of Existing Products directly to licensed United States dental professionals and licensed United States medical professionals; this excludes, for example, direct-to-consumer sales.  Notwithstanding anything herein to the contrary, commercialization of Keller Products in the Keller Channel of Trade is expressly excluded from the US Channel of Trade.

1.28

“Valid Claim” means a claim in any unexpired, issued patent which has not been irrevocably abandoned or held to be invalid or unenforceable by a non-appealed or unappealable decision of a court or other authority of competent jurisdiction, which is not admitted to be invalid through disclaimer or dedication to the public, and which Covers the Licensed Product.

ARTICLE 2. PRIOR AGREEMENTS

2.1

Termination of Prior Agreements.  All prior license agreements between Licensor (or James P. Boyd), on the one hand, and TSOI or any of TSOI’s predecessors in interest, on the other hand, including, but not limited to, the Exclusive License Agreement dated April 1, 2011, as amended on November 1, 2011, between Licensor and TSOI, the Exclusive License Agreement between Licensor and Splint Decisions, Inc., dated October 22, 2010, as amended, and the Exclusive License (if any) between Licensor and Splint Decisions, Inc. which provided sublicenses to certain pending and provisional patent applications owned by James P. Boyd, specifically, patent applications titled: “A multi-diagnostic, multi-therapeutic one-step mouthpiece system;” “An OTC anti-clenching migraine diagnosing device;” “An external ear canal neural stimulator;” “Adaptable dental-retained flat plane mouthpiece and method of retention;” and “Polycaprolacetone modification of a pre-existing bruxism device,” are hereby terminated.

2.2

Continuation of Provisions.  The Parties recognize that, under the Master Agreement, they are giving general releases which inherently release any and all obligations which may have otherwise survived the termination of the agreements identified in Section 2.1 above (the “Prior Agreements”).  Notwithstanding the foregoing, the Parties agree that the Royalty provisions of this Agreement shall be deemed applicable to all sales of products made under the Prior Agreements in July 2012 (i.e., 30% Royalties on the July 2012 Net Sales amount shall be payable on August 30, 2012).  (It is understood that the 30% Royalties for such month are payable only under this Agreement and 30% royalties shall not also be payable for such month under the Prior Agreements.)

ARTICLE 3. LICENSE GRANT

3.1

Use of Patents and Know-How.

(a)

Licenses through December 31, 2012

(i)

Licensor hereby grants to TSOI an exclusive (except as provided in Section 3.1(a)(iii) below), Royalty-bearing, non-assignable, Sublicensable license (1) in the United States under the Core Patents and the Know-How to make, have made, use, import, offer for sale, sell and have sold Existing Products within the Field of Use in and for the US Channel of Trade; and (2) outside the United States under the Core Counterparts and the Know-How to make, have made, use, import, offer for sale, sell and have sold Existing Products and Foreign Laboratory Products within the Field of Use in and within the Foreign Channel of Trade; and

(ii)

Licensor hereby grants to TSOI a nonexclusive, Royalty-bearing, non-assignable, Sublicensable license (1) in the United States under the ‘303 Patent and the Know-How to make, have made, use, import, offer for sale, sell and have sold Existing Products within the Field of Use in and for the US Channel of Trade; and (2) outside the United States under the ‘303 Counterparts and the Know-How to make, have made, use, import, offer for sale, sell and have sold Existing Products within the Field of Use in and within the Foreign Channel of Trade.

(iii)

Notwithstanding the licenses granted under this Section 3.1(a), Licensor shall during the period from the execution of this Agreement through 11:59 p.m. PST December 31, 2012, have the right to make and have made (but not to use, import, offer for sale, sell and have sold) Existing Products under the Licensed US Patent Rights and Know-How.

(iv)

All licenses under this Section 3.1(a) shall, unless this Agreement has previously been terminated as permitted herein, automatically expire and terminate at 11:59 p.m. PST December 31, 2012, without notice or any other action required.

(b)

Licenses effective on January 1, 2013

(i)

Licensor hereby grants to TSOI, which grant is only effective beginning at 12:01 a.m. PST on January 1, 2013 and thereafter, a non-exclusive, royalty-free, fully-paid-up license (1) in the United States to make and have made Existing Products in the United States under the Licensed US Patent Rights and Know-How only as required to use, import, offer for sale, sell and have sold Existing Products within the Field of Use in and for the Foreign Channel of Trade; and (2) in the United States to sell and offer to sell Existing Products and Foreign Laboratory Products under the Licensed US Patent Rights and Know-How only within the Field of Use in and within the Foreign Channel of Trade; and

(ii)

Licensor hereby grants to TSOI, which grant is only effective beginning at 12:01 a.m. PST on January 1, 2013 and thereafter, a non-exclusive, royalty-free, fully-paid-up, Sublicensable license outside the United States under the Licensed Foreign Counterparts and the Know-How to make, have made, use, import, offer for sale, sell and have sold Existing Products and Foreign Laboratory Products within the Field of Use in and within the Foreign Channel of Trade.

(iii)

All licenses under this Section 3.1(b) shall, unless this Agreement is terminated earlier as permitted herein, automatically come into effect at 12:01 a.m. PST on January 1, 2013, without notice or any other action required, and shall continue until and if this Agreement is terminated later as permitted herein.

(iv)

The parties confirm that no license under the Licensed US Patent Rights and Know-How is granted under this Agreement with regard to the US Channel of Trade for any period after 11:59 p.m. PST December 31, 2012 and that TSOI shall have no license to sell, and shall be prohibited from selling, Existing Products to customers located in the United States after 11:59 p.m. PST December 31, 2012.

(v)

The license under Section 3.1(b)(i)(1) is sublicensable only to no more than two US contract manufacturers at any one time (e.g., K Mold and one backup contract manufacturer) for the sole purpose of making Existing Products in the United States under the Licensed US Patent Rights and Know-How only for offer and sale of Existing Products within the Field of Use in and for the Foreign Channel of Trade.  The license under Section 3.1(b)(i)(2) is sublicensable only if and to the extent that a license or sublicense of Licensed US Patent Rights and/or Know-How would be necessary for TSOI to engage no more than two US-headquartered entities whose activities for TSOI are limited to acting as a finder or broker for the identification/recruitment of foreign distributors for the Field of Use in and within the Foreign Channel of Trade.

(c)

TSOI acknowledges and agrees that (i) the Licensed US Patent Rights, Licensed Foreign Counterparts and Know-How are and shall remain the sole property of Licensor; and (ii) nothing in this Agreement shall convey to TSOI any right of ownership in the Licensed US Patent Rights, Licensed Foreign Counterparts and Know-How.

(d)

The Parties confirm that pursuant to Section 8.3, the licenses granted in this Section shall terminate upon any termination of this Agreement effected in compliance with Section 8.2.

(e)

The Parties further confirm that the licenses granted in this Section 3.1 may only be assigned if, and to the extent, permitted pursuant to Section 9.10.

3.2

Use of Marks through December 31, 2012.

(a)

Licensor hereby grants to TSOI an exclusive, royalty-free, fully-paid-up, non-assignable, Sublicensable license to use the Licensed Marks to market, sell and have sold Existing Products and TSOI Merchandise within the Field of Use in and for the US Channel of Trade.  Licensor hereby grants to TSOI an exclusive, royalty-free, fully-paid-up, non-assignable, Sublicensable license to use the Licensed Marks to market, sell and have sold Existing Products, Foreign Laboratory Products and TSOI Merchandise within the Field of Use in and for the Foreign Channel of Trade. These licenses shall, unless this Agreement has previously been terminated as permitted herein, automatically expire and terminate at 11:59 p.m. PST December 31, 2012, without notice or any other action required

(b)

The Parties further confirm that pursuant to Section 8.3, the licenses granted in this Section shall terminate upon any earlier termination of this Agreement effected in compliance with Section 8.2.

(c)

TSOI covenants not to market, sell or have sold any Existing Products in the Field of Use in the US Channel of Trade under any TSOI Marks or any other marks (other than the Licensed Marks) before 12:00 a.m. PST January 1, 2013.  It is a condition of the rights granted under this Agreement that TSOI shall cause all Licensed Products marketed or sold in the US Channel of Trade before 12:00 a.m. PST January 1, 2013 to contain the Licensed Marks.

3.3

Use of Marks on and after January 1, 2013.

(a)

Licensor hereby grants to TSOI a non-exclusive, royalty-free, fully-paid-up, Sublicensable license to use the Licensed Marks to market, sell and have sold Existing Products, Foreign Laboratory Products and TSOI Merchandise within the Field of Use in the Foreign Channel of Trade.  All licenses under this Section 3.3 shall, unless this Agreement has previously been terminated as permitted herein, automatically expire and terminate at 11:58 p.m. PST December 31, 2013, without notice or any other action required.

(b)

The Parties further confirm that pursuant to Section 8.3, the licenses granted in this Section shall terminate upon any earlier termination of this Agreement effected in compliance with Section 8.2.

(c)

The Parties further confirm that the licenses granted in this Section 3.3 may only be assigned if, and to the extent, permitted pursuant to Section 9.10.

3.4

Use of Licensed Marks

.

(a)

If any Licensed Products and TSOI Merchandise do contain Licensed Marks, TSOI shall determine the placement of such Licensed Marks within such Licensed Products and TSOI Merchandise subject to the input and approval of Licensor, which shall not be unreasonably withheld or delayed.

(b)

TSOI acknowledges and agrees that (i) the Licensed Marks are and shall remain the sole property of Licensor; (b) nothing in this Agreement shall convey to TSOI any right of ownership in the Licensed Marks; (c) TSOI shall not in any manner take any action that would impair the value of, or goodwill associated with, the Licensed Marks.

(c)

TSOI shall obtain prior approval of Licensor before TSOI’s use of the Licensed Marks with any Licensed Products and TSOI Merchandise, which shall not be unreasonably withheld or delayed; provided however, Licensor hereby consents to the use of the Licensed Marks with the Existing Licensed Products and TSOI Merchandise in a form substantially similar as currently used by TSOI.

3.5

Restrictions Regarding Licensed Marks.

(a)

TSOI agrees that it will never use the Licensed Marks or any confusingly similar name or mark in connection with the marketing, sale or distribution of (i) any products outside of the Field of Use, and/or (ii) any other products or services except for the Existing Products and TSOI Merchandise as permitted herein.

(b)

TSOI shall not use the Licensed Marks, Licensor’s name or any confusingly similar name as its corporate name or the name of its business entity, or as a formal “dba” or fictitious business name.

3.6

Protection of Licensor’s Rights regarding Licensed Marks and Licensed US Patent Rights and Licensed Foreign Counterparts.  TSOI shall not challenge or otherwise contest (a) the validity, ownership or enforceability of the Licensed US Patent Rights, the Licensed Foreign Counterparts or the Licensed Marks; (b) any of Licensor’s current or subsequent registrations or applications for registration of the Licensed US Patent Rights, the Licensed Foreign Counterparts or the Licensed Marks; or (c) Licensor’s exclusive right to own and register the Licensed US Patent Rights, the Licensed Foreign Counterparts or the Licensed Marks.  TSOI shall not directly or indirectly apply for or attempt to register for itself or others the Licensed Marks or any similar logos

.

3.7

Patent Marking.  TSOI agrees that with respect to each package of Licensed Product sold in a given country, TSOI shall comply with the customary patent marking laws and practices of such country as to the applicable Licensed US Patent Rights or Licensed Foreign Counterparts, as the case may be

.

3.8

Patents Failsafe.  Licensor represents to TSOI that Licensor does not own or control any patents (other than the Licensed US Patent Rights and the Licensed Foreign Counterparts) that Cover any of the Existing Products or Foreign Laboratory Products and that Licensor does not own or control any patent applications (other than the Licensed US Patent Rights and the Licensed Foreign Counterparts) that if issued would Cover any of the Existing Products or Foreign Laboratory Products; and the Parties agree that if any such patents or patent applications exist on the date of this Agreement or if patents issue on any such patent applications existing on the date of this Agreement (including any parent, continuations, continuations-in-part, divisions, extensions, re-examinations and reissues), they shall to the extent of their Coverage of Existing Products or Foreign Laboratory Products be included in the definition of Licensed US Patent Rights or the definition of Licensed Foreign Counterparts, as the case may be.

3.9

TSOI Acknowledgement of Licensed Patent Rights.  TSOI hereby acknowledges and agrees that the Existing Products presently being manufactured by TSOI in the United States are manufactured using Licensed US Patent Rights and/or Know-How by means of the licenses in this Agreement.

ARTICLE 4. FINANCIAL TERMS

4.1

Royalties.

(a)

Subject to Section 4.1(b) below, TSOI shall pay to Licensor, as Royalties, 30% of Net Sales which are attributable to the period ending at 11:59 p.m. PST on December 31, 2012, according to generally accepted accounting principles as applied in the United States.

(b)

Should no Licensed Foreign Counterparts exist with respect to a particular country, the Royalties with respect to the affected country shall be reduced by 30% of the amount otherwise due under Section 4.1(a).  The Parties agree that the above reduction reflects the value in such country of lack of patent rights relative to the other Know-How and Licensed Marks being licensed hereunder.

4.2

Royalty Payments.

(a)

Royalties shall be paid to Licensor (i) on or before the 30th day after the end of each calendar month, and (ii) and, if later, on or before the 30th day following the effective date of any termination of this Agreement, covering the last month during which termination of this Agreement took place.

(b)

Whenever any payment hereunder shall be stated to be due on a day which is not a business day, such payment shall be made on the immediately succeeding business day.

(c)

Subject to subsections (d), (e) and (f) of this Section 4.2, the Parties agree that payments of Estimated Minimum Royalties to Chicago Title Company, as escrow agent, pursuant to an Escrow Agreement of even date herewith among James P. Boyd, TSOI and Chicago Title Company (the “Escrow Agreement”), shall be deemed to be payments of Royalties when and as so delivered to escrow, just as if TSOI had on the same day delivered the same amount to Licensor directly.

(d)

Notwithstanding Section 4.2(c), in the event Royalties due for a month exceed the Estimated Minimum Royalties amount for such month, TSOI shall timely pay the entire amount of the Royalties due hereunder by timely paying the Estimated Minimum Royalties amount to the escrow agent and also timely paying the excess directly to Licensor.

(e)

The Parties acknowledge that due to the Estimated Minimum Royalties regime or for any other reason, the aggregate amount actually paid by TSOI for Royalties for Net Sales attributable to the months of July through December 2012, inclusive, may be less than the actual Royalties calculated pursuant to Section 4.1.  In such event, TSOI shall “true up” any underpayment by paying the underpaid amount to Licensor on or before the 30th day of the month immediately following the month in which such Royalties were earned (without deduction or setoff of any kind).  The Parties further acknowledge that the Estimated Minimum Royalties are the minimum Royalties payable under this Section 4.2 and in no event shall Licensor be required to “true up” any excess payment of Estimated Minimum Royalties over the actual Royalties calculated pursuant to Section 4.1.

(f)

This Section shall not be construed to deprive Licensor of any rights or remedies Licensor may have under this Agreement in respect of any failure by TSOI to pay timely all Royalties as and when due under this Agreement.

4.3

Late Payments.  Should TSOI fail to make any payment when due under this Agreement, said delinquent payment will accrue interest beginning on the due date thereof, calculated at the annual rate of the sum of (a) 200 basis points (2%) plus (b) the prime interest rate quoted by The Wall Street Journal on the date said payment is due, the interest being compounded on the last day of each calendar month, provided, however, that in no event will said annual interest rate exceed the maximum legal interest rate for corporations.

4.4

Royalty Statements.  TSOI shall provide Licensor, accompanying each payment of Royalties, a statement reporting Net Sales for the applicable month and the calculation of the Royalty due to Licensor (“Royalty Statement”).  The calculation of Net Sales for such calendar month shall also include the total quantities of Licensed Product and TSOI Merchandise, itemized by sku or, where a single Licensed Product or TSOI Merchandise model (having the same features) is sold under different skus to differentiate non-functional characteristics, itemized by grouping of skus under the same Licensed Product or TSOI Merchandise, as the case may be, model (having the same features), and with respect to each sku or grouping, as the case may be, the total quantities of Licensed Product and TSOI Merchandise sold.

4.5

Currency.  All payments to Licensor shall be in United States Dollars.

4.6

Books and Records. TSOI agrees that it will keep through December 31, 2015 correct and complete books and records regarding Net Sales through December 31, 2012. Such books and records shall be in sufficient detail to establish the accuracy of Royalty Statements sent to Licensor by TSOI. Licensor shall have the right to engage independent certified public accountants from a nationally recognized accounting firm to audit at reasonable times (but not more than once during any calendar year), and upon reasonable advance notice to TSOI, through December 31, 2015, such books and records.  Any such audit shall be paid for by Licensor. In the event that the audit shows that TSOI has under-reported Net Sales and/or underpaid Royalties then TSOI shall within 25 days after receipt of the audit report pay to Licensor the indicated deficiency in the Royalty payment and should such audit show that TSOI has under-reported Net Sales and/or underpaid Royalties by 300 basis points (3%) or more for any period, then TSOI shall additionally along with the payment of the deficiency in the Royalty payment reimburse Licensor for the cost of the audit.  In the event TSOI uses distributors to sell Licensed Products and TSOI Merchandise within the Field of Use, then TSOI shall ensure that such distributors are contractually obligated under similar terms as set forth in this Section 4.6 and Licensor’s audit rights shall also apply to such distributors’ books and records.

ARTICLE 5. PATENT PROSECUTION

5.1

Prosecution.

(a)

Licensor shall be solely responsible for, at its own expense and in its sole discretion, prosecuting and maintaining the Licensed US Patent Rights.  Licensor has no obligation to TSOI to prosecute or maintain such patents and patent applications, except that Licensor shall use reasonable commercial efforts to maintain the Licensed US Patents through December 31, 2012.

(b)

Licensor shall have the initial right (but not the obligation) to prosecute and maintain any and all Licensed Foreign Counterparts.  TSOI shall reimburse Licensor, within 30 days of the date of Licensor’s invoice setting forth such costs and expenses, for 50% of the documented out-of-pocket costs and expenses of prosecuting and maintaining (after the Effective Date) Licensed Foreign Counterparts under this subsection (b).  Licensor has no obligation to TSOI to prosecute or maintain the Licensed Foreign Counterparts, but shall, in a timely manner, keep TSOI apprised of what Licensor is doing (and not doing) in regard to prosecuting and maintaining the Licensed Foreign Counterparts.

(c)

If Licensor has not, by the 60th day before the deadline date for taking a relevant Licensed Foreign Counterpart prosecution or maintenance action, taken such relevant Licensed Foreign Counterpart prosecution or maintenance action, then within such 60 days TSOI shall have the right (but not the obligation) to give written notice to Licensor that TSOI is taking over the prosecution and maintenance of such Licensed Foreign Counterpart and thereupon and thereafter TSOI shall have the sole right (but not the obligation) to prosecute and maintain such Licensed Foreign Counterpart.  BR shall reimburse TSOI, within 30 days of the date of TSOI’s invoice setting forth such costs and expenses, for 50% of the documented out-of-pocket costs and expenses of prosecuting and maintaining Licensed Foreign Counterparts under this subsection (c).  If TSOI takes over the prosecution and maintenance of a Licensed Foreign Counterpart under this subsection (c), Licensor shall have no further right to prosecute and maintain such Licensed Foreign Counterpart.

(d)

Licensor shall within 30 days of the date of TSOI’s invoice setting forth such costs and expenses reimburse TSOI for 50% of the documented out-of-pocket costs and expenses incurred after July 1, 2012 but before the Effective Date for filing national stage applications (as directed by Licensor) with respect to PCT Patent Application Number US2011/025290.  If TSOI has accrued but not paid such out-of-pocket costs and expenses incurred after July 1, 2012 but before the Effective Date, then Licensor shall pay them, subject to later reimbursement (within 30 days of the date of Licensor’s invoice setting forth such costs and expenses) from TSOI for 50% of such out-of-pocket costs and expenses as contemplated by subsection (b).

(e)

Licensor shall within 30 days of the date of TSOI’s invoice setting forth such costs and expenses reimburse TSOI for 100% of the documented out-of-pocket costs and expenses incurred after July 1, 2012 but before the Effective Date for filing national stage applications (as directed by Licensor) with respect to PCT Patent Application Number US2011/024231.  If TSOI has accrued but not paid such out-of-pocket costs and expenses incurred after July 1, 2012 but before the Effective Date, then Licensor shall pay them.

5.2

Cooperation.  Each Party shall reasonably cooperate with the prosecuting/maintaining Party in connection with its prosecution and maintenance activities at the prosecuting Party’s request and expense, including by making scientists and scientific records reasonably available to the prosecuting/maintaining Party.

ARTICLE 6. INFRINGEMENT

6.1

Infringement by Third Parties.

(a)

Each Party shall promptly notify the other Parties in writing of any actual or threatened infringement, misappropriation or other violation by a Third Party of (i) during the period ending at 11:59 p.m. PST on December 31, 2012, any Licensed US Patent Rights, and (ii) during the term of this Agreement, any Licensed Foreign Counterparts (collectively, “Third Party Infringement”) of which it becomes aware.

(b)

If the Third Party Infringement is in the United States, BR shall have the sole right (but not the obligation), at its own expense, to initiate and control any action to enforce the Licensed US Patent Rights against such Third Party Infringement and may name TSOI as a party plaintiff solely to the extent required to maintain standing, provided, however, BR shall reimburse TSOI for any costs or court damages incurred by TSOI as a direct result of such naming.  Any recoveries resulting from an action under this subsection (b) (including any recoveries resulting from settlement) shall be for the sole benefit of Licensor.

(c)

If the Third Party Infringement is outside the United States, BR shall have the initial right (but not the obligation) to initiate and control any action to enforce the Licensed Foreign Counterparts against such Third Party Infringement and may name TSOI as a party plaintiff solely to the extent required to maintain standing, provided, however, BR shall reimburse TSOI for any such costs or court damages incurred by TSOI as a direct result of such naming.  Before commencing an action, BR and TSOI shall consult with each other and give consideration to the other Party’s recommendations regarding the proposed action.  TSOI shall reimburse BR for 50% of the documented out-of-pocket costs and expenses of an action under this subsection (c).  Any recoveries resulting from an action under this subsection (c) (including any recoveries resulting from settlement) shall, after reimbursing BR and TSOI for the documented out-of-pocket costs and expenses of the action under this subsection (c), be 50% for the benefit of Licensor and 50% for the benefit of TSOI.

(d)

If the Third Party Infringement is outside the United States and BR does not obtain agreement from the alleged infringer to desist or fails to initiate an infringement action within:  (i) 60 days following receipt of notice of the alleged infringement (120 days if BR is in active negotiations with such infringer), or (ii) 30 days before the expiration date for filing such actions, whichever comes first, TSOI shall have the right (but not the obligation) to initiate and control an action to enforce the Licensed Foreign Counterparts against such Third Party Infringement at its sole expense and may name BR as a party plaintiff solely to the extent required to maintain standing; provided, however, TSOI shall reimburse BR for any costs or court damages incurred by BR as a direct result of such naming.  Before commencing an action, BR and TSOI shall consult with each other and give consideration to the other Party’s recommendations regarding the proposed action.  If TSOI initiates an action under this subsection (d), Licensor shall have no further right to initiate an action under Section 6.1(c) with respect to such Third Party Infringement and, during the period in which TSOI maintains such action under this subsection (d), Licensor shall not enter into a license of the Licensed Foreign Counterparts to such alleged infringer.  TSOI shall keep BR reasonably informed of all material developments in any action instituted under this subsection (d).  TSOI shall give BR timely notice of any proposed settlement of any such action instituted by TSOI under this subsection (d) and shall not, without the prior written consent of BR, enter into any settlement that would:  (i) adversely affect the validity, enforceability or scope of any of the Licensed Foreign Counterparts, (ii) give rise to liability of BR or its Affiliates, (iii) admit non-infringement of any Licensed Foreign Counterparts, or (iv) otherwise impair BR’s rights in any Licensed Foreign Counterparts or under this Agreement.  Any recoveries resulting from an action under this subsection (d) (including any recoveries resulting from settlement) shall be for the sole benefit of TSOI.

6.2

Cooperation.  Each Party will reasonably cooperate with the others in Third Party Infringement litigation proceedings instituted hereunder but at the expense of the Party who initiated the action.

ARTICLE 7. LIMITATION OF RIGHTS AND ALLOCATION OF RISKS

7.1

Field Limitations.  TSOI shall not knowingly sell Licensed Products to any prospective purchaser outside the Field of Use, or (through December 31, 2012) within neither US Channel of Trade nor the Foreign Channel of Trade, or (from and after January 1, 2013) outside the Foreign Channel of Trade.  TSOI shall not knowingly sell any Licensed Products or parts thereof in the Keller Channel of Trade.

7.2

Rights Reserved.  Notwithstanding anything to the contrary herein, all rights not specifically granted in the licenses herein to TSOI shall be reserved and remain always with Licensor.  The licenses granted hereunder shall not be construed to confer any rights, other than those affirmatively granted as set forth herein, to TSOI by implication, estoppel or otherwise as to any technology not specifically set forth in this Agreement.  Without limitation, the Parties confirm that the licenses hereunder of the Licensed US Patent Rights and the Licensed Foreign Counterparts are only for Existing Products and Foreign Laboratory Products, and not for any new products that might be Covered by Licensed US Patent Rights and/or the Licensed Foreign Counterparts.  The Parties further confirm that Licensor has no obligation to license to TSOI, or to allow TSOI to use, any current or future Licensor intellectual property, except as expressly set forth herein.

7.3

Total Splint System.  The Parties confirm that the Total Splint System devices are excluded from the definition of Existing Products, and that Licensor has no license hereunder under US Patent Application No. 13/024,180 or PCT/US2011/024231 or any other foreign counterpart thereof.

7.4

Limitation of Liability.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, WHETHER FORESEEABLE OR NOT, LOSS OF GOODWILL OR PROFITS, OR LOST BUSINESS HOWEVER CHARACTERIZED, ARISING UNDER THIS AGREEMENT.

7.5

Disclaimer of Warranties.  LICENSOR HEREBY DISCLAIMS ALL GUARANTEES AND WARRANTIES, EXPRESS OR IMPLIED WITH RESPECT TO THE LICENSED U.S. PATENT RIGHTS, LICENSED FOREIGN COUNTERPARTS AND LICENSED MARKS

ARTICLE 8. TERM AND TERMINATION

8.1

Term.  The term of this Agreement shall commence on the Effective Date and shall continue until terminated as permitted below.

8.2

Termination by Licensor.

(a)

TSOI shall be deemed to be in default under this Agreement in the event (i) TSOI fails to timely pay to Licensor any Royalties hereunder (or fails to pay any amounts required by Section 3 of the Escrow Agreement by the respective deadlines set forth in such Section 3); (ii) TSOI materially breaches any other material provision of this Agreement; (iii) TSOI materially breaches any material provision of the Master Agreement; (iv) TSOI files a petition in bankruptcy, has a petition filed against it regarding bankruptcy which is not dismissed within 60 days, is adjudicated bankrupt, or makes any assignment for the benefit of creditors that has a material adverse affect on TSOI’s ability to perform under this Agreement; and/or (v) TSOI ceases to operate or continuously engage in business.  In the event of a default as defined in this Section 8.2(a), Licensor shall notify TSOI in writing of such default and require TSOI to cure such default, within 15 days of the date of such notice for any defaults under (i) above; or within 30 days of the date of such notice for defaults under (ii) or (iii) above.  If TSOI fails to cure such default within the applicable cure period, Licensor shall have the right to immediately terminate this Agreement.  Any default under (iv) or (v) above shall be deemed non-curable and termination shall be immediate upon Licensor’s notice.

(b)

Licensor shall be permitted to terminate this Agreement, upon written notice to TSOI, in the event that TSOI fails to cure, within 30 days after written demand to cure, any violation of its obligations hereunder which violation (together with any previous violations) materially endangers the general enforceability of the Licensed US Patent Rights in the United States.

8.3

Effect of Termination.  Upon termination of this Agreement, (a) all licenses granted hereunder shall automatically terminate; provided that TSOI shall be permitted to continue selling its existing inventory of Licensed Products and TSOI Merchandise as provided below in Section 8.4; and (b) neither Party shall be released from any liability that accrued before the date of termination. Sections 3.5, 3.6, 6.2, 8.2(b), 8.3 and 8.4 and all Sections under Articles 2, 4, 7 and 9 shall survive the termination of this Agreement.

8.4

Limited Right to Sell Inventory.  Upon the termination of this Agreement TSOI shall have the right to sell and distribute its remaining inventory of Licensed Products and TSOI Merchandise and/or complete and distribute its work in process of Licensed Products and TSOI Merchandise which existed as of the date of termination for a period of 90 days.  TSOI, however, shall not manufacture or produce any more Licensed Products or TSOI Merchandise except for work in process that existed before the termination date.

ARTICLE 9. MISCELLANEOUS

9.1

Relationship of Parties.  Each of the Parties hereto is an independent contractor and nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between or among any of the Parties.  Except as is expressly set forth in the indemnification (settlement) Section of the Master Agreement, no Party shall have the right to, and each Party agrees not to purport to, incur any debts or make any commitments or contracts for any other Party.

9.2

Entire Agreement.  This Agreement (together with the Master Agreement) constitutes the entire agreement among and/or between the Parties regarding the subject matter hereof (and thereof), and supersedes all prior or contemporaneous negotiations, arrangements, commitments, understandings or agreements, whether oral or written, regarding the subject matter hereof and thereof.  The Parties acknowledge and agree that no promises or representations were made to them concerning the subject matter of this Agreement (or of the Master Agreement) which do not appear written herein or therein.  The Parties further acknowledge and agree that parol evidence is not needed to interpret the intent of the Parties.

9.3

Amendment.  This Agreement cannot be modified or amended except by a writing signed by all Parties affected by any such modification or amendment.

9.4

Waiver.  No waiver of any breach of a term, provision or condition of this Agreement shall be deemed to have been made by any Party unless such waiver is addressed in writing and signed by that Party.  The failure of a Party to insist upon the strict performance of any of the terms, provisions or conditions of this Agreement shall not be construed as a waiver.  A waiver shall, unless expressly stated to the contrary, not be a continuing waiver of the same or of any of other of the Party’s rights or remedies against any other Party.

9.5

Governing Law.  This Agreement shall be governed by, and interpreted and enforced under, the laws of the State of California, without application of its conflicts or choice of law rules.  Subject to Section 9.21, all Parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in San Diego County, California for any action or proceeding regarding this Agreement, and all Parties waive any right to object to the exclusive jurisdiction or venue of the courts located in San Diego County, California or to assert that such courts are an inconvenient forum.

9.6

Remedies Cumulative.  All rights and remedies conferred herein shall be cumulative and in addition to all of the rights and remedies available to each Party at law, in equity or otherwise.  Any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive.  The rights of any Party under this Agreement may be exercised from time to time, singularly or in combination, and the exercise of one or more such rights shall not be deemed to be a waiver of any one or more of the others.

9.7

Equitable Relief.  Each Party recognizes that the covenants and agreements herein and their continued performance as set forth in this Agreement are necessary and critical to protect the legitimate interests of the other Parties, that the other Parties would not have entered into this Agreement in the absence of such covenants and agreements and the assurance of continued performance as set forth in this Agreement, and that a Party’s breach or threatened breach of such covenants and agreements shall cause the opposed Party(ies) irreparable harm and significant injury, the amount of which will be extremely difficult to estimate and ascertain, thus, making any remedy at law or in damages inadequate.  Therefore, each Party agrees that each other Party shall be entitled to specific performance, an order restraining any breach or threatened breach of such sections of this Agreement, and any other equitable relief (including but not limited to interim injunctive relief), without the necessity of posting of any bond or security.  This right shall be in addition to any other remedy available to such other Party at law or in equity.

9.8

Attorneys’ Fees.  In the event a dispute arises regarding the interpretation or enforcement of this Agreement (including without limitation in any arbitration under Section 9.21), the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and expenses incurred in addition to any other relief to which it is entitled.

9.9

Notice.  All notices, requests or other communications to a Party under this Agreement shall be in writing, and shall be sent to the Party at the address set forth below in this Section (or such other address as he/it shall designate by written notice given to the other Parties pursuant to this Section), and shall be deemed to have been duly given on the earliest of the date actually received, the same day if sent by email, the business day following dispatch if sent by hand courier or overnight air courier service with next day delivery, or three days after mailing if sent by first class, registered or certified mail, return receipt requested; provided, that each Party may change its address for notice, by written notice given pursuant to this Section.

If to any person constituting Licensor:

7060 Via del Charro [to be used only for notices sent by hand courier or overnight air courier service]

P.O. Box 2145 [to be used only for notices sent by first class, registered or certified mail]

Rancho Santa Fe, California 92067-2145

Attn:  James P. Boyd

Email: jimboyddds@gmail.com

If to TSOI:

4093 Oceanside Blvd., Suite B

Oceanside, California 92056

Attn:  President

Email:  timdixon@therapeuticsolutionsint.com

9.10

Assignment.  No Party may assign its rights hereto, except the Parties may assign their rights and obligations under this Agreement to any successor entity in a Change-in-Control Transaction; provided, however, that the Party (if still in existence) and such successor shall be jointly and severally obligated, responsible and liable for the performance of the obligations hereunder, regardless of any such assignment.  Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, legatees, personal representatives, executors, administrators, successors and assigns.  For purposes of this Agreement, “Change-in-Control Transaction” shall mean a sale of the outstanding equity securities or of the assets of the Party pursuant to which a party or parties acquire (i) a majority of the outstanding equity securities of the Party (whether by merger, consolidation, sale or transfer or otherwise), or (ii) all or substantially all of the Party’s assets pertaining to its Existing Products/Foreign Laboratory Products business.

9.11

Third Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective heirs, legatees, personal representatives, executors, administrators, successors or assigns and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person.

9.12

Further Assurances.  The Parties hereby covenant and agree to, without the necessity of any further consideration, execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary or appropriate to effectuate or more perfectly evidence the intent of this Agreement.

9.13

Severability.  This Agreement is severable.  If any provision of this Agreement is determined by a final and binding court or arbitration judgment to be invalid, illegal or unenforceable to any extent, such provision shall not be not affected or impaired up to the limits of such invalidity, illegality or unenforceability; the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way; and the Parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision (or portion of provision) with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision (or portion of provision).  This Agreement shall not be invalidated by any future determination that any or all of the Licensed US Patent Rights and/or Licensed Foreign Counterparts have expired or been invalidated.

9.14

Force Majeure.  No Party shall be liable for failure to perform, or delay in the performance of, its obligations under this Agreement (other than payment obligations) when such failure or delay is caused by an event of force majeure.  For purposes of this Agreement, an event of force majeure means any event or circumstance beyond the reasonable control of the affected Party and not reasonably preventable using industry standard practices, including but not limited to, war, insurrection, riot, fire, flood or other unusual weather condition, explosion, act of God, peril of the sea, sabotage, accident, embargo, act of governmental authority, compliance with governmental order on national defense requirements, or inability due to general industry wide shortages to obtain fuel, power, raw materials, labor or transportation facilities.  If, due to any event of force majeure, any Party shall be unable to fulfill its obligations under this Agreement (other than payment obligations), the affected Party shall immediately notify the other Parties of such inability and of the period during which such inability is expected to continue, shall use reasonable commercial efforts to cure and remedy such non-performance and the time for performance shall be extended for a number of days equal to the duration of the force majeure, and the Parties shall meet promptly to seek to establish a mutually acceptable workaround plan and determine an equitable solution to the effects of such event.

9.15

Authority.  The individuals executing this Agreement on behalf of BR, TMD and TSOI represent and warrant that they have the authority from their respective governing bodies to enter into this Agreement and to bind their respective companies to all the terms and conditions of this Agreement.

9.16

Time.  Time is of the essence as to each provision of this Agreement.

9.17

Construction.  The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against any Party because that Party or its attorney drafted the provision.  Any reference in this Agreement to an Article, Section, subsection, paragraph, clause or Exhibit shall be deemed to be a reference to an Article, Section, subsection, paragraph, clause or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated.  Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa, and (d) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation”, “inter alia” or words of similar import.

9.18

Captions.  The captions of the Articles, Sections and subsections in this Agreement are for convenience only and shall not be used to interpret the provisions of this Agreement.

9.19

Counterparts.  This Agreement may be executed and delivered in counterparts (facsimile and electronic transmission included), each of which shall constitute an original document, but all of which shall together constitute one and the same instrument.

9.20

Compliance With Export Regulations.  TSOI shall, in connection with the manufacture, handling, marketing, sale, distribution and use of Licensed Products, comply with all applicable United States import/export restrictions, laws, rules and regulations.

9.21

Arbitration.

Section 36.20 of the Master Agreement is incorporated herein by reference.

9.22

Perfection of Licensor Rights.  To the extent that any of the Licensed US Patent Rights or Licensed Foreign Counterparts are not owned of record by Licensor as of the date of this Agreement, the Parties acknowledge that James P. Boyd has agreed, in the Master Agreement, to reasonably cooperate in the assignment of them to Licensor forthwith.  The Parties further agree that as of the date of this Agreement, Licensor is the equitable owner of all the Licensed US Patent Rights and Licensed Foreign Counterparts and that the licenses thereof stated to be granted to TSOI by Licensor under this Agreement shall be effective at the times stated in this Agreement, notwithstanding any temporary delay in assignment of ownership of record thereof to Licensor as contemplated by the Master Agreement.

 [Remainder of page intentionally left blank; signature page to follow.]

IN WITNESS WHEREOF, the Parties have executed this License Agreement on and as of the Effective Date.

BOYD RESEARCH, INC. By: /s/ James P. Boyd Name: James P. Boyd Title: CEO	THERAPEUTIC SOLUTIONS INTERNATIONAL, INC. By: /s/ Tim G. Dixon Name: Tim G. Dixon Title: President
TMD COURSES, INC. By: /s/ James P. Boyd Name: James P. Boyd Title: CEO